Exhibit 99.1

DAVIDsTEA Provides Strategic Alternatives Update

Montreal, March 22, 2018—(GLOBE NEWSWIRE) DAVIDsTEA Inc. (Nasdaq: DTEA) today provided an update on the strategic alternatives process following the receipt of a letter and press release from Rainy Day Investments Ltd. (“RDI”).

On March 19, 2018, RDI, a 46% shareholder of DAVIDsTEA Inc., announced a slate of director nominees to DAVIDsTEA for election to its Board of Directors at the annual meeting of shareholders expected to be held in June 2018.

DAVIDsTEA’s board of directors is committed to respecting the proper corporate governance process and will review RDI’s proposed Board slate and interview the prospective candidates who are unknown to the Board. In parallel, the special committee continues to work with its financial advisor, William Blair & Company L.L.C., and its outside legal advisors Ropes & Gray LLP and Stikeman Elliott LLP to consider proposals for strategic alternatives including, but not limited to, a potential financing, refinancing, special dividend, restructuring, merger, acquisition, joint venture, divestiture or disposition of some or all of DTEA’s assets outside of the ordinary course of business.  The company has not yet received a proposal from RDI.

“As we review RDI’s proposal, we will continue to ensure that all shareholders are fairly represented on the Board. The process to explore strategic alternatives remains in place and represents the best way to assess the various options available for our shareholders. Of equal importance, we are working to ensure that DAVIDsTEA’s management team stays focused on improving the operational and financial performance of the company in order to maximize shareholder value,” stated DAVIDsTEA Chairman, Maurice Tousson.

Forward-Looking Statements:

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs and plans regarding the Company’s strategic direction. Actual events may differ materially from these expectations due to risks and uncertainties including the risks of undertaking a public strategic process, the risks of a public proxy context as well as set forth in the Company’s Annual Report on Form 10-K dated April 12, 2017 and filed with the Securities and Exchange Commission on April 13, 2017. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA:

DAVIDsTEA is a retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages, primarily through 236 company-operated DAVIDsTEA stores throughout Canada and the United States as of October 28, 2017, and its website, davidstea.com. The Company is headquartered in Montréal, Canada.

Media Contact:

MaisonBrison Communications

Rick Leckner

514.731.0000

rickl@maisonbrison.com